Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports Second Quarter Earnings
And Announces Cash Dividend for the Quarter Ended June 30, 2006

Naugatuck, CT, July 19, 2006. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $413,000 for the quarter ended June 30, 2006 versus net income of $418,000 for the quarter ended June 30, 2005. In addition, for the six month period ended June 30, 2006, the Company announced net income of $884,000 compared to net income of $821,000 for the six months ended June 30, 2005. Earnings per share for the quarter and six months ended June 30, 2006 were $.06 and $.12 respectively, compared to $.06 and $.11 for the quarter and six months ended June 30, 2005.

Net interest income for the quarter ended June 30, 2006 totaled $2.9 million compared to $2.7 million for the quarter ended June 30, 2005, an increase of $179,000 or 6.6%. For the six month period ended June 30, 2006, net interest income totaled $5.8 million compared to $5.3 million for the six months ended June 30, 2005, an increase of $431,000 or 8.1%. The increase in net interest income in both periods was the result of an increase in the average balances of interest earning assets of 23.4% and 28.4% in the three and six month periods respectively. The Company also experienced a 35 basis point increase in the average rate earned on these assets in the three month period and a 29 basis point increase in the six month period over the 2005 rates. The increase in interest earning assets for the three and six month periods is attributed primarily to an increase in the loan and investment portfolios. The average balance of investments increased by 24.4% in the three month period and by 44.6% in the six month period while the average balances in the loan portfolio increased by 24.0% and 25.4% over the same periods. The increase in interest income was partially offset by an increase in interest expense. Interest expense increased by 91.9% in the three month period and by 110.6% in the six month period due to rising rates on deposits and borrowings, along with increases in the average balances of deposits and borrowings. The increase in the provision for loan losses is due to the increasing size of the loan portfolio and a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans.

Non-interest income was $477,000 for the quarter ended June 30, 2006 compared to $384,000 for the quarter ended June 30, 2005, an increase of 24.2%. For the six months ended June 30, 2006, the increase was 28.5% to $925,000 compared to $720,000 for the period ended June 30, 2005. The increases in both the three and six month periods were caused by an increase in fees for services of 49.2% in the three month period and 49.3% in the six month period, primarily related to fees from checking accounts. The Company also experienced an increase in income earned from investments in Bank Owned Life Insurance of 55.1% and 56.7% over the same periods due to the purchase of additional policies in the fourth quarter of 2005. These increases were partially offset by decreases of 40.6% in the three month period and 44.0% in the six month period in fees from investment advisory services.

Non-interest expense was $2.8 million for the quarter ended June 30, 2006 compared to $2.5 million for the quarter ended June 30, 2005. For the six months ended June 30, 2006 non-interest expense was $5.5 million compared to $4.9 million for the six months ended June 30, 2005. The increase in the three month period was primarily the result of an increase of $261,000 in compensation costs over the 2005 period, largely related to additional staff hired for the three new branch offices in Waterbury, Southford and Cheshire which are scheduled to open in the third quarter of 2006. The primary reason for the increase in the six month period was the result of $507,000 increase in compensation costs related to additional lending and branch staff. In addition, both periods reflect increases in expenses related to the awards made under the equity incentive plan previously approved by shareholders.

Total assets were $372.3 million at June 30, 2006 compared at $355.3 million at December 31, 2005, an increase of $17.0 million or 4.8%. Total liabilities were $322.0 million at June 30, 2006 compared to $304.4 million at December 31, 2005, an increase of $17.6 million or 5.8%. Deposits at June 30, 2006 were $262.0 million, an increase of $21.2 million or 8.8% over December 31, 2005. Advances from the Federal Home Loan Bank of Boston decreased from $57.1 million at December 31, 2005 to $54.7 million at June 30, 2006. The increases in deposits were primarily used to fund growth in investments and loans and, to a lesser extent, repay advances.

Total capital was $50.4 million at June 30, 2006 compared to $51.0 million at December 31, 2005, due to net income of $884,000 for the six month period, dividends of $314,000 paid to stockholders, stock repurchases of $635,000, a net increase to the unrealized loss on available for sale securities of $567,000 and $63,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan. At June 30, 2006, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

In addition, on July 18, 2006, the Board of Directors of the Company declared a cash dividend for the quarter ended June 30, 2006, of $.05 per share to stockholders of record on August 4, 2006. Payment of the cash dividend will be made on or about September 1, 2006. Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, will waive receipt of the dividend.

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with five other branches in Southwest Connecticut. Branch offices in Waterbury, Southford and Cheshire, Connecticut are scheduled to open in the third quarter of 2006. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	June 30,	December 31,
	2006	2005
	(Unaudited)
	(in thousands)
ASSETS
Cash and due from depository institutions	$8,527	$8,922
Investment in federal funds	322	29
Investment securities	64,527	63,049
Loans receivable, net	273,374	259,427
Deferred income taxes	1,731	1,331
Other assets	23,869	22,588
Total assets	$372,350	$355,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$262,050	$240,846
Advances from Federal Home Loan Bank of Boston	54,652	57,059
Other liabilities	5,254	6,477

Total liabilities	321,956	304,382

Total stockholders' equity	50,394	50,964

Total liabilities and stockholders' equity	$372,350	$355,346

SELECTED OPERATIONS DATA
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)
	(Dollars in thousands)

Total interest income	$9,777	$7,239	$4,990	$3,807
Total interest expense	4,012	1,905	2,097	1,093
Net interest income	5,765	5,334	2,893	2,714
Provision for loan losses	130	32	68	17

Net interest income after provision for loan losses	5,635	5,302	2,825	2,697

Noninterest income	925	720	477	384
Noninterest expense	5,472	4,900	2,819	2,523
Income before provision
for income taxes	1,088	1,122	483	558
Provision for income taxes	204	301	70	140
Net Income	$884	$821	$413	$418

Earnings per common share - basic and diluted	$0.12	$0.11	$0.06	$0.06

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended June 30,
	2006	2005

Return on average assets	0.45%	0.56%
Return on average equity	3.17	3.20
Interest rate spread	3.22	3.76
Net interest margin	3.41	3.95
Efficiency ratio (2)	83.41	81.18

ASSET QUALITY RATIOS:	At June 30,	At December 31,
	2006	2005
	(Dollars in thousands)

Allowance for loan losses	$2,009	$1,878
Allowance for loan losses as a percent of total loans	0.73%	0.72%
Allowance for loan losses as a percent of
nonperforming loans	231.99	638.78
Net charge-offs to average loans
outstanding during the period	-	-
Nonperforming loans	$866	$294
Nonperforming loans as a percent of total loans	0.31	0.11
Nonperforming assets	$866	$341
Nonperforming assets as a percent of total assets	0.23	0.10

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000